Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-14 of TCW Alternative Funds with respect to the RiverPark/Gargoyle Hedged Value Fund, a series of the RiverPark Funds Trust, under the headings “Information about the Reorganization,” “Service Providers,” “Financial Highlights,” and “Agreement and Plan of Reorganization.”

/s/ Cohen Fund Audit Services, Ltd.

Cohen Fund Audit Services, Ltd.

Cleveland, Ohio

March 27, 2015